Exhibit 10.19

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Separation and General Release Agreement (“Agreement”) is made by and between Sonia Clark (“Clark” or “Employee”) and Align Technology, Inc. (“Align” or the “Company”).

R E C I T A L S

WHEREAS, Clark has been for a time employed by Align;

WHEREAS, the Company and Clark have entered into an Amended and Restated Employment Agreement dated May 5, 2008 (the “Employment Agreement”), which provided for an individually negotiated severance package in the event of the termination of her employment under certain circumstances;

WHEREAS, the Parties agree that Clark shall cease to be an executive officer of the Company and otherwise cease performing services and her employment with the Company shall be terminated on December 31, 2008 (the “Termination Date”);

WHEREAS, Clark and Align (together “the Parties”) wish permanently to resolve all disputes that exist now or may exist between them in the future arising out of Clark’s employment with Align and the termination thereof and that such resolution shall constitute a General Release as described below;

NOW, THEREFORE, for and in consideration of the promises and undertakings described below, the Parties agree as follows:

1.                                       In consideration for this Agreement, the Company shall provide the following to Clark:

a.             In accordance with Section 6(b) of the Employment Agreement, following the execution of this Agreement and after the expiration of the revocation period referred to in Paragraph 7 below, Align shall pay to Clark the total amount of seven hundred and twenty two thousand five hundred and seventy five dollars and seventy cents ($722,575.70) to be paid in a lump sum, less applicable deductions and withholdings, which represents an amount equal to:  (a) $160,192.50, which amount equals the fiscal year 2008 target bonus; (b) $266,987.50, which amount equals one year’s base salary; (c) $266,987.50, which amount equals the greater of the then-2008 target bonus or the actual prior year’s bonus; (d) $25,808.20, which amount equals twelve months of COBRA; and (e) $2,600, for outplacement services.

b.             In accordance with Section 6(b) of the Employment Agreement, as of the Termination Date, Clark shall immediately conditionally vest in an additional number of shares under all outstanding options and restricted stock units as if Clark had performed twelve (12) additional months of service measured from the Termination Date, subject to Clark’s execution of this Agreement and provided that she does not revoke this Agreement as allowed in Paragraph 7 below and the exercise rights with respect to such conditionally vested shares shall be suspended until such execution and expiration of such revocation period.

2.                                       In exchange for the foregoing consideration and other good and valuable consideration set forth herein, Clark agrees as follows:

a.             Clark warrants and agrees that the Company, its predecessors, successors and assigns have paid Clark any and all compensation due to her, including vacation pay, salary, other wages or expenses, and all compensation of any type, except as identified in Paragraph 1 above, due or due to become due and that, to the extent that any of the foregoing remain unpaid, any such payments are included in the sum specified in Paragraph 1 above, which is more than sufficient to cover such amounts, if any.  Excluding the amounts in Paragraph 1, which may come due upon satisfaction of the conditions herein, the Company denies Clark is owed any compensation other than her final paycheck and accrued but unused vacation, which shall be paid on her final day of employment whether or not she signs this agreement.  At such time as Align pays the amounts in Paragraph 1 above, all obligations to Clark shall cease and she shall be entitled to no further payments of any kind from Align, including but not limited to any salary, bonuses or incentive compensation payments, or payments of any type.  In this regard, Clark understands and agrees that she has not earned any bonuses or other amounts and, except for such amounts referred to in Paragraph 1 above and subject to the conditions herein, is and shall be entitled to no other bonuses, payments or compensation of any type.

b.             Clark agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of her claims, shall constitute the entire amount of monetary consideration provided to her under this Agreement, and that she will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

c.             Clark acknowledges and agrees that the Company has made no representations to her regarding the tax consequences of any amounts received by her pursuant to this Agreement.  Clark further agrees to pay federal or state taxes that are required by law to be paid with respect to this Agreement, and further agrees to indemnify the Company for any fines, penalties, interest or other levies due to any federal or state taxing authorities as a result of the characterization of any of the payments described herein.

d.             Clark also agrees to cooperate with the Company regarding any pending or subsequently filed litigation, claims, or other disputes involving Align that relate to matters within the knowledge or responsibility of Clark during her employment with Align.  Without limiting the foregoing, Clark agrees (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.  Clark shall also comply with reasonable requests for information that relate to matters with the knowledge or responsibility of Clark during her employment.  Align will reimburse Clark for all reasonable expenses in connection with the cooperation described in this paragraph.

3.                                       This Agreement, all of its terms, and all of the obligations of the Company contained herein are expressly contingent upon the condition that Clark does not exercise her right of revocation as described in subparagraph (g) of Paragraph 7 below.

4.                                       Clark represents that she will not file (or ask or allow anyone to file on her behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement.  This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency.  With respect to any such non-waivable claims, Clark agrees to waive her right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on her behalf, either individually, or as part of any collective action.  Nothing herein shall preclude any claim Clark may file alleging that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary.  Likewise, nothing herein shall preclude Clark from making any claims for workers’ compensation benefits, unemployment benefits, indemnification or reimbursement for business expenses under Labor Code section 2802, or any other claims that cannot be waived by private agreement under applicable laws.  With regard to claims under section 2802, Employee acknowledges and agrees that she has conducted a reasonable investigation and is unaware of any indemnification claims that have not been disclosed in writing to the Company.

5.                                       Clark without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its current and former subsidiaries, divisions, affiliates, officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Clark’s employment with the Company or the termination thereof.  It is expressly understood by Clark that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621. et seq.), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the California Family Rights Act, the federal and California Worker Adjustment and Retraining Act, or any other federal, state or local law or regulation, except as specified herein.  This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Clark might have or has had, that exists or ever has existed on or before the date of this Agreement, which may legally be released.

6.                                       The parties understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment with the Company and the termination thereof.  All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

7.                                       The parties hereby agree that by signing this Agreement and by acceptance of the payment described above, Clark gives up any and all rights she may have to file any claim or action which she may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from her employment with the Company.  In this regard, Clark agrees that this Agreement covers both known and unknown claims or actions, and as such Employee expressly waives any rights or protection she may have under California Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.                                       Clark understands and agrees that she:

a.             Has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if she has not availed herself of that full time period that she failed to do so knowingly and voluntarily.  Clark, however, may not sign this Agreement on or before December 31, 2008.

b.             Has carefully read and fully understands all of the provisions of this Agreement.

c.             Is, through this Agreement, releasing the Company and its officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims she may have against the Company or such individuals.

d.             Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

e.             Knowingly and voluntarily intends to be legally bound by the same.

f.              Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement.

g.             Has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.  If Clark desires to revoke this Agreement, she must provide written notice to Roger E. George by 5:00 p.m. on the seventh day following her execution of this Agreement.

h.             Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.

9.                                       The parties agree that any change made to the Agreement offered to Clark on October 31, 2008, whether material or immaterial and regardless of the reason for the change, will not restart the running of the twenty-one (21) day period.

10.                                 This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

11.                                 Clark specifically acknowledges that her employment by Align created a relationship of trust between Clark and the Company with respect to any information of a confidential or secret nature of which she became aware during the period of her employment and which (i) relates to the business of the Company, or to the business of any customer, licensor or supplier of the Company; or (ii) is processed by the Company and has been created, discovered or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged.  All said information is hereinafter called “proprietary information.”  By way of illustration, and not in limitation, proprietary information includes trade secrets, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, testing methods and results, clinical trial data, product designs, product performance data, policies, operational procedures, staffing, billing and collection practices, and contract provisions and philosophies.  At all times Clark will keep in confidence and trust all such proprietary information and will not use or disclose any such proprietary information or anything relating to it without the written consent of the Company.  Clark hereby agrees that all proprietary information shall be the sole and exclusive property of the Company and its assigns.  Clark further acknowledges and agrees that the Employee Proprietary Information and Inventions Agreement entered into by Clark and dated September 25, 2006, remains in full force and effect and is unaffected by this Agreement.  Clark acknowledges and agrees that she has delivered to the Company all documents, data and proprietary information of any nature pertaining to the Company or its affiliated companies, and will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor utilize same.

12.                                 Clark agrees not to interfere with the Company’s relationship with current or prospective employees, suppliers, or investors.  Clark also agrees to refrain from communicating any disparaging, derogatory, libelous or scandalous statements to any third party regarding the Company.  The Company agrees that its Executive Officers have not and will not make any derogatory, disparaging or negative statements about Clark. On and after the Termination Date, Clark agrees that she will not represent to any person or entity that she is an agent or employee of the Company, or has any authority to bind the Company.

13.                                 This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Employee, violation of any order, law, statute, duty or contract whatsoever.  The Company specifically disclaims any liability to Clark for any alleged violation of the rights of Employee, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, or its employees or agents.

14.                                 The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

15.                                 This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Clark expressly warrants that she has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

16.                                 The Parties further agree that the benefits provided in this Agreement fully satisfy any obligations Align may have to provide any severance or other benefits to Clark under that certain employment offer letter by and between Clark and Align September 13, 2006, and the Amended and Restated Employment Agreement by and between Clark and Align dated May 5, 2008.  This Agreement may be changed only by another written agreement signed by Clark and Align’s Chief Executive Officer.

17.                                 Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

18.                                 With the exception of any agreement with the Company pertaining to proprietary, trade secret or other confidential information and/or the ownership of inventions, all of which shall remain in full force and effect and are unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.  This Agreement may only be amended or modified by a writing signed by the parties hereto.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

19.                                 This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

20.                                 This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.  The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County in accordance with the JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  Either Clark or the Company may initiate arbitration within the statute of limitations for the underlying claim, or else said claim shall be deemed waived.  Other than specified below, the parties agree that they shall each bear the same costs in arbitration as it would bear in civil litigation.  The parties agree that in any arbitration held to enforce or interpret the terms of this Agreement, and/or should it be necessary for either party to file a petition to compel arbitration, the arbitrator or the court, as the case may be, shall have the authority to award the prevailing party reasonable attorneys’ fees and costs as allowed by law.  Said attorneys’ fees and costs shall extend to any appeal process related hereto and to the enforcement and collection of any court judgment and any execution related thereto.

21.                                 This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

In Witness Whereof, the parties hereto have executed this Severance Agreement and General Release as of the date upon which the last party to sign this Agreement does so, as set forth below.

ALIGN TECHNOLOGY, INC.		SONIA CLARK

By:	/s/ Thomas M. Prescott	/s/ Sonia Clark
THOMAS M. PRESCOTT
President & CEO

Dated: October 23, 2008
Dated: December 31, 2008